Post-Qualification Offering Circular Amendment No. 4

File No. 024-10758

OFFERING CIRCULAR

900,000 Shares of Groundfloor Finance Inc. Common Stock

MAXIMUM OFFERING: $12,150,000

MINIMUM OFFERING: $0

This Post-Qualification Offering Circular Amendment No. 4 (this “Offering Circular Amendment No. 4”) amends the offering circular of Groundfloor Finance Inc., dated February 9, 2018, as qualified on February 9, 2018, and as may be amended and supplemented from time to time (the “Offering Circular”), to add, update and/or replace information contained in the Offering Circular as expressly set forth herein. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

Incorporation by Reference of Offering Circular

The Offering Circular, including this Offering Circular Amendment No. 4, is part of an offering statement (File No. 024-10758) that we filed with the Securities and Exchange Commission (the “Commission”). We hereby incorporate by reference into this Offering Circular Amendment No. 1 all of the information contained in Part II of the Offering Circular, as well as Offering Circular Amendment No. 1, Offering Circular Amendment No. 2, and Offering Circular Amendment No. 3. Please note that any statement that we make in this Offering Circular Amendment No. 4 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The purpose of this Offering Circular Amendment No. 4 is to disclose:

•	Change in price per share of Groundfloor Common Stock to $13.50;

•	Change in minimum investment to $135, to reflect change in price per share to $13.50; and

•	Change in maximum offering amount of Groundfloor Common Stock to $12,150,000, to reflect the sale of up to 900,000 shares of Groundfloor Common Stock at a price per share of $13.50.

Change in Price Per Share and Maximum Offering Amount

Effective as of the date of qualification of this Offering Circular Amendment No. 4 and for all shares of Groundfloor Common Stock offered by the Company pursuant to the Offering Circular, the Company will offer and sell on a continuous basis, up to 900,000 shares of Groundfloor Common Stock at a price of $13.50 per share, with a minimum investment of $135, or 10 shares of Groundfloor Common Stock. The aggregate initial offering price of the Groundfloor Common Stock will not exceed $12,150,000 in any 12-month period, and there is no minimum offering amount.

Except as expressly set forth herein, the Company’s offering of Groundfloor Common Stock, as described in the Offering Circular, as amended or otherwise supplemented by the Company’s public reports filed with the Securities and Exchange Commission and available at the Commission’s website, www.sec.gov, which the Company incorporates by reference in the Offering Circular, remains unchanged.